Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 9, 2021 (except as to Note 14, which is as of June 23, 2021), with respect to the consolidated financial statements of CVRx, Inc. included in the Registration Statement on Form S-1 (File No. 333-256800), as amended, which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

June 29, 2021